EXHIBIT 2.0

SECURITIES EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT (“this Agreement”) dated as of September 28, 2007 by and between ECOGATE, INC., a California corporation (“ECGT”), CAREVIEW COMMUNICATIONS, INC, a Texas corporation (“CareView”), and the individuals whose names appear on the signature page hereof, each being a stockholder (the “Stockholders”) of CAREVIEW COMMUNICATIONS, INC.

W I T N E S S E T H:

WHEREAS, as of September 28, 2007, there are 1,365,732 outstanding shares of common stock of CareView (the “CareView Shares”), all of which are owned beneficially and of record by the Stockholders who together own 100% of CareView, each owning the number of shares set forth opposite their respective names on the signature page hereof.

WHEREAS, ECGT proposes to exchange an aggregate of approximately 87,684,910 shares (described below) of ECGT’s common stock, no par value (“ECGT Stock” or “ECGT Shares”), representing approximately 99% of the post-closing issued and outstanding shares of ECGT Stock at a closing provided for in Article 2 of this Agreement in exchange for the CareView Shares.

WHEREAS, the Board of Directors of both ECGT and CareView have determined that it is desirable to effect a plan of reorganization meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the parties intend that the issuance of the ECGT Stock in exchange for the CareView Stock shall qualify as a “tax free” reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE AND EXCHANGE OF SHARES

1.1 Issuance and Exchange. At Closing to be held in accordance with the provisions of Article 2 below, and subject to the terms and agreements set forth herein, ECGT agrees to issue each of the Stockholders who agree, severally and jointly, to exchange the number of authorized and newly issued shares of ECGT Stock determined in Section 1.2 below for each percentage of ownership held by them. In consideration for the shares of ECGT Stock to be exchanged, the Stockholders shall each deliver to ECGT the evidence of their ownership of CareView, together with duly executed stock powers to effectuate the transfer.

1.2 Exchange Ratio.

(a)	At Closing, ECGT shall exchange 64.3026 shares of ECGT Stock for each share in CareView in accordance with the distribution shown on the signature page hereof and as full consideration for their respective ownership interest.

(b)	An aggregate of approximately 87,684,910 shares of ECGT Stock shall be exchanged for and issued to all of the CareView Stockholders, as outlined in Schedule 1.2.

ARTICLE 2

CLOSING

2. Closing.

The consummation of the exchange by the Stockholders (the Closing”) shall occur at the offices of J. Holt Smith, Esq., 415 Stunt Rd., Calabasas, CA 91302 on the 28th day of September, 2007, or at such other place, date and time as the parties may agree upon (the “Closing Date”). If the Closing fails to occur by September 28, 2007, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party that may be in default of representations, warranties or covenants, if any other party is in default of any representations, warranties or covenants under this Agreement. At the Closing, as conditions thereto:

2.1 Deliveries by ECGT.

ECGT shall deliver, or cause to be delivered to the Stockholders:

(a)	As soon after the Closing as is feasibly possible, and no later than three business days from the Closing, certificates for the shares of ECGT Stock being exchanged for their respective accounts, in form and substance reasonably satisfactory to the Stockholders and their counsel;

(b)	The certificates, resolutions, and opinions specified in Article 6 below; and

2.2 Stockholders’ Deliveries.

The Stockholders shall deliver to ECGT:

(a)	As soon after the Closing as is feasibly possible and no later than three business days from the Closing, a certificate or certificates evidencing the ownership of each Stockholder of all stock of CareView currently owned by them, respectively, duly endorsed for transfer to ECGT; and

(b)	The certificates, resolutions and opinions specified in Article 5 below.

2.3 CareView’s Deliveries. All of the books and records of CareView.

ARTICLE 3

REPRESENTATIONS OF THE STOCKHOLDERS

All of the Stockholders hereby represent and warrant to ECGT as follows (it being acknowledged that ECGT is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of ECGT hereunder):

3.1 Ownership of Stock. The Stockholders are the lawful owners of the shares of CareView Stock to be transferred to ECGT free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, and the delivery to ECGT of the CareView Stock pursuant to the provisions of this Agreement will transfer to ECGT valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the shares of CareView Stock to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

3.2 Authority to Execute and Perform Agreement; No Breach. Each Stockholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the CareView Stock and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by each Stockholder and, assuming due execution and delivery by, and enforceability against ECGT, constitutes the valid and binding obligation of each Stockholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Stockholders or in connection with the execution and delivery by the Stockholders of this Agreement and consummation and performance by them of the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by each Stockholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Stockholder will not:

(a)	violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Stockholder is a party or by or to which any of the properties and assets of any of the Stockholders may be bound or subject;

(b)	violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Stockholder or the securities, assets, properties or business of any of them is bound; or

(c)	violate any statute, law or regulation.

3.3 Securities Matters.

(a)	The Stockholders have been advised that the ECGT Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act in reliance on exemptions therefrom.

(b)	The ECGT Shares are being acquired solely for each Stockholder’s own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Stockholders have no present plans to enter into any such contract, undertaking, agreement, or arrangement, and each Stockholder further understands that the ECGT Shares may only be resold pursuant to an effective registration statement under the Securities Act, or pursuant to some other available exemption.

(c)	The Stockholders acknowledge, in connection with the exchange of the ECGT Shares, that no representation has been made by representatives of ECGT regarding its business, assets or prospects other than that set forth herein.

(d)	The Stockholders acknowledge that they are either an “accredited investor” within the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their CareView Stock for ECGT Shares and they are able to bear the economic risk of the transactions contemplated hereby.

(e)	The Stockholders agree that the certificate or certificates representing the ECGT Shares will be inscribed with substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF ECGT’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

ARTICLE 4

REPRESENTATIONS OF CAREVIEW

CareView hereby represents and warrants to ECGT as follows:

4.1 Existence and Good Standing. CareView is a corporation duly organized, validly existing, qualified to do business, and in good standing under the laws of the State of Texas. CareView has the power to own or lease its properties and assets and to carry on its business as now being conducted

4.2 Capital Stock. CareView has 16 Stockholders. All outstanding shares of stock have been duly authorized, validly issued, and are fully paid and nonassessable.

4.3 Title to Properties; Encumbrances.

(a)	CareView has good, valid and marketable title to all of its properties and assets (real and personal, tangible and intangible), in each case subject to no encumbrance, lien, charge or other restriction of any kind or character.

(b)	The rights, properties and other assets presently owned, leased or licensed by CareView include all rights, properties and other assets necessary to permit CareView to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by CareView are in satisfactory condition and repair, other than ordinary wear and tear.

4.4 Material Contracts. Except as set forth on Schedule 4.4 attached hereto, CareView neither has, nor is bound by:

(a)	any agreement, contract or commitment relating to the employment of any person by CareView, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)	any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)	any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of CareView to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment that might reasonably be expected to have a potential adverse impact on the business or operations of CareView.

Each contract or agreement set forth on Schedule 4.4 (or not required to be set forth on Schedule 4.4) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. CareView has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.4 (or not required to be set forth on Schedule 4.4) in any material respect, and, to the best knowledge, information and belief of CareView, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.4, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

4.5 Restrictive Documents. CareView is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of CareView or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Stockholders with the terms, conditions, and provisions hereof, or the continued operation of CareView’s business after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of CareView to conduct business in any area.

4.6 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of CareView’s management any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of CareView, threatened against or affecting CareView, or any of its respective properties or rights, or against any officer, director or employee of CareView other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of CareView to carry on business as now conducted; (ii) the condition, whether financial or otherwise, or properties of CareView; or (iii) the consummation of the transactions contemplated hereby, and CareView’s management does not know of any valid basis for any such action, proceeding, or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which CareView, or any officer, director or employee of CareView, or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of CareView to carry on its business as now conducted and as proposed to be conducted by ECGT after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, of properties of CareView; or (iii) the consummation of the transactions contemplated hereby.

4.7 Taxes. Except as set forth on Schedule 4.7, CareView has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to CareView. Such returns and reports reflect accurately all liability for taxes of CareView for the periods covered thereby. Except as set forth on Schedule 4.7, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, CareView has been fully paid and fully provided for in the books and financial statements of CareView. No examination of any tax return of CareView is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of CareView. Schedule 4.7 lists all tax sharing contracts, agreements or arrangements to which CareView is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to CareView.

4.8 Intellectual Properties. The operation of the business of CareView requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on Schedule 4.8, and rights granted to CareView pursuant to agreements listed on Schedule 4.8. Within the three-year period immediately prior to the date of this Agreement, the business of CareView did not make use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 4.8 and rights granted to CareView pursuant to agreements listed on Schedule 4.8. Except as otherwise set forth on Schedule 4.8, CareView owns all right, title and interest in the Intellectual Property listed on Schedule 4.8 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 4.8 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 4.8, no claim adverse to the interests of CareView in the Intellectual Property or agreements listed on Schedule 4.8 has been made in litigation. To the best knowledge, information and belief of CareView’s management, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of CareView in any of the Intellectual Property or agreements listed on Schedule 4.8. Except as set forth on Schedule 4.8, no litigation is pending wherein CareView is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of CareView’s management, no such claim has been asserted or threatened against CareView, nor are there any facts that would give rise to such a claim. For purposes of this Section 4.8, “Intellectual Property” means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, trade names, registered and unregistered copyrights, computer programs, databases, trade secrets and proprietary information. CareView will transfer any Intellectual Property owned by them and used in CareView’s business to ECGT.

4.9 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of CareView is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.10 Copies of Documents. CareView has caused to be made available for inspection and copying by ECGT and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.

ARTICLE 5

REPRESENTATIONS OF ECGT

ECGT represents, warrants and agrees as follows:

5.1 Organization and Corporate Power. ECGT is a corporation duly organized, validly existing and in good standing under the laws of the State of California. ECGT has all requisite corporate power and authority to conduct its business as now being conducted. ECGT’s Articles of Incorporation as amended to date, certified by the Secretary of State for the State of California, and the Bylaws of ECGT as amended to date, certified by the President and the Secretary of ECGT, which have been delivered to the Stockholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

5.2 Authorization. ECGT has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the ECGT Shares with the Stockholders, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise on the part of ECGT, which authorizations remain in full force and effect, have been duly executed and delivered by ECGT, and no other corporate proceedings on the part of ECGT are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of ECGT and is enforceable with respect to ECGT in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors’ rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by ECGT of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which ECGT is a party or by which ECGT or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of ECGT. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by ECGT of the transactions contemplated by this Agreement.

5.3 Capitalization. The authorized capital stock of ECGT consists of a total of 300,000,000 shares of Common Stock, no par value. As of the date of Closing, there will be 825,909 shares of ECGT’s Common Stock issued and outstanding. All of the outstanding shares of ECGT Common Stock have been, and all of ECGT’s Common Stock to be issued and exchanged to each Stockholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 5.3 there are no options, warrants, convertible debt instruments, rights, agreements or commitments of any character obligating ECGT contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

5.4 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of ECGT’s knowledge, threatened against or affecting ECGT (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of ECGT in connection with the business, operations or affairs of ECGT, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of ECGT, or which might prevent the consummation of the transactions contemplated by this Agreement. ECGT is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

5.5 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to CareView or the Stockholders by ECGT in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

5.6 Books and Records. The minute books of ECGT, all the contents of which have been previously made available to CareView and its representatives, to management’s knowledge and belief, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of ECGT. ECGT does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of ECGT.

5.7 Material Contracts. To management’s knowledge and belief, except as set forth on Schedule 5.7 attached hereto, ECGT does not have, nor is bound by:

(a)	any agreement, contract or commitment relating to the employment of any person by ECGT, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)	any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)	any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of ECGT to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of ECGT; or

(i)	any agreement, contract or commitment not reflected in the Financial Statements under which ECGT is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of ECGT.

Each contract or agreement set forth on Schedule 5.7 (or not required to be set forth on Schedule 5.7) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. To management’s knowledge and belief, ECGT has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 5.7 (or not required to be set forth on Schedule 5.7) in any material respect, and, to the knowledge and belief of ECGT, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 5.7, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

5.8 Taxes. To management’s knowledge and belief, except as set forth on Schedule 5.8, ECGT has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, ECGT. Such returns and reports reflect accurately all liability for taxes of ECGT for the periods covered thereby. Except as set forth on Schedule 5.8, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, ECGT have been fully paid and fully provided for in the books and financial statements of ECGT. No examination of any tax return of ECGT is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of ECGT. Schedule 5.8 attached hereto lists all tax sharing contracts, agreements or arrangements to which ECGT is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to ECGT.

5.9 Employment Relations. ECGT is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

5.10 Employee Benefit Plans. ECGT has no employee welfare benefit plan (an “Employee Welfare Plan”), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no employee pension benefit plan, as defined in Section 3(2) of ERISA (an “Employee Pension Plan”).

5.11 Other Assets, Encumbrances, and Business Practices. ECGT has no title to properties, leases, restrictive covenants, material contracts, insurance policies, intellectual properties, and has not, within the past three years, generated, transported, or disposed of any hazardous material. No officer or director of ECGT has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or benefit to any customer, supplier, governmental employee or other person who was in a position to help and hinder ECGT in connection with an actual or proposed transaction.

5.12 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of ECGT is, or will be, entitled to any commission or broker’s or finder’s fees from CareView or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

5.13 Copies of Documents. ECGT has caused to be made available for inspection and copying by CareView and its advisors, true, complete and correct copies of all documents referred to in this Article 5 or in any Schedule attached hereto.

ARTICLE 6

CONDITIONS TO ECGT’s OBLIGATIONS

The exchange of the CareView Shares by ECGT on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

6.1 Good Standing and Other Certificates. CareView shall have delivered to ECGT:

(a)	copies of certificates or articles of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(b)	a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that CareView is in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

(c)	a copy of the Bylaws of CareView, certified by its respective Secretary as being true and correct and in effect on the Closing Date.

(d)	a resolution of the Stockholders of CareView, and a resolution of CareView’s Board of Directors certified by its Secretary approving the transactions contemplated hereby and authorizing the President and Secretary to execute this Agreement and all documents necessary to consummate the sale of the Shares.

6.2 Officer Certificate. CareView shall deliver a certificate of its President stating the following:

(a)	No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of CareView, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(b)	Truth of Representations and Warranties. The representations and warranties of CareView contained in this Agreement or in any schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(c)	Performance of Agreements. All of the agreements of CareView to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(d)	No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

6.3 Closing. The transactions contemplated by this Agreement shall have been consummated by September 28, 2007.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF

THE STOCKHOLDERS AND CAREVIEW

The obligations of the Stockholders and CareView on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

7.1 Good Standing Certificates. ECGT shall have delivered to the Stockholders:

(a)	copies of the Articles of Incorporation of ECGT, including all amendments thereto, certified by the Secretary of State of the State of California;

(b)	certificates from the Secretary of State of the State of California to the effect that ECGT is in good standing in such State and listing all charter documents, including all amendments thereto, of ECGT on file;

(c)	a copy of the Bylaws of ECGT, certified by its Secretary, as being true and correct and in effect on the Closing Date; and

(d)	a resolution of ECGT’s board of directors approving the transactions contemplated hereby and authorizing the appropriate officer to execute this Agreement and all documents necessary to consummate the transaction.

7.2 Truth of Representations and Warranties. The representations and warranties of ECGT contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and ECGT shall have delivered to CareView a certificate, dated the Closing Date, to such effect.

7.3 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

7.4 Performance of Agreements. All of the agreements of ECGT to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and ECGT shall have delivered to CareView a certificate, dated the Closing Date, to such effect.

7.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to CareView and its counsel, and CareView shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.6 Closing. The transactions contemplated by this Agreement shall have been consummated by September 28, 2007.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

8.1 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Stockholders, CareView, and ECGT contained in this Agreement, or any schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

8.2 Indemnification.

(a)	CareView agrees to indemnify and hold ECGT and its officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a “Claim”), in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by the Stockholders and/or CareView or the failure of any representation or warranty made by Stockholders and/or CareView in this Agreement or in any schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the non-performance by the Stockholders and/or CareView of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on ECGT or CareView.

(b)

ECGT’s right to indemnification as provided in this Section 8.2 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) ECGT has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) ECGT has been provided with access, as requested by

ECGT, to officers and employees of CareView and such of CareView’s books, documents, contracts and records as has been provided to ECGT in response to ECGT’s requests.

8.3 Conditions of Indemnification.

(a)	A party entitled to indemnification hereunder (the “Indemnified Party”) shall notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any Claim or potential liability for Taxes (“Tax Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article 8 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 8.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

(b)

If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand or Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand or Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of such Claims or demand or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand or Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand or Tax Claim and the right, at its own expense, to participate in the defense of any Claim or demand or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand or Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand or Tax

Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand or Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim or demand or Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand or Tax Claim, the Indemnified Party shall have no obligation to do so.

ARTICLE 9

MISCELLANEOUS

9.1 Knowledge of the Stockholders, CareView or ECGT. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Stockholders, CareView or ECGT, the Stockholders, CareView or ECGT, as the case may be, confirm that they have made reasonable due and diligent inquiry as to the matters that are the subject of such representations and warranties.

9.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas applicable to agreements executed and to be performed solely within such State without regard to any state’s conflicts of laws provisions.

9.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Texas, County of Collin, or in the United States District Court in Dallas, Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

9.5 Captions. The Article and Section captions are used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of ECGT and CareView to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to CareView and ECGT and to file a Form 8-K report with the Securities and Exchange Commission containing this Agreement and all exhibits and schedules hereto, if applicable.

9.7 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to ECGT:

Petr Litomisky Chief Executive Officer 5669 Whitnall Hwy. North Hollywood, CA 91601 Telephone No.: 818-506-6016 Facsimile No.: 818-506-6234

With a required copy to:

John Holt Smith, Esq. Smith & Associates, LLC 415 Stunt Road Calabasas, CA 91302 Telephone No.: 310/384-1886 Facsimile No.: 818/222-6057

If to CareView:

John R. Bailey Chief Financial Officer CareView Communications, Inc. 5000 Legacy Drive, Suite 470 Plano, TX 75024 Telephone No.: 972/943-6000 Facsimile No.: 972/403-7659

With a required copy to:

Frederick C. Summers 8235 Douglas Avenue, Suite 111 Dallas, Texas 75225 Telephone No.: 214/750-0992 Facsimile No.: 214/750-3650

9.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.10 Entire Agreement. This Agreement, including the schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by ECGT, the Stockholders, and CareView.

9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

9.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

9.14 Cooperation After Closing. From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

ARTICLE 10

COVENANTS

10.1 Access to Information. Each of CareView and ECGT agree that, prior to the Closing Date, the other party hereto shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of CareView or ECGT, and such examination of the books, records and financial condition of CareView or ECGT, as such other party reasonably requests and to make copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of CareView and ECGT shall cooperate fully therein. No investigation by CareView or ECGT prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement. In order that each of ECGT and CareView may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of CareView or ECGT, CareView and ECGT shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of CareView or ECGT, to cooperate fully with such representatives in connection with such review and examination.

10.2 Conduct of ECGT’s and CareView’s Respective Businesses Pending the Closing.

(a)	Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, CareView and ECGT shall:

(i)	conduct its business only in the ordinary course consistent with past practice;

(ii)	use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill, (B) preserve its present relationship with Persons having business dealings with it;

(iii)	maintain (A) all its assets and properties in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)	(A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to its operations; and

(v)	comply in all material respects with applicable laws.

(b)	Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, CareView and ECGT shall not:

(i)	declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(ii)	(a)	in the case of ECGT, transfer, issue (except issuances of shares upon the exercise of outstanding warrants, options and convertible debentures), sell or dispose of any shares of its capital stock or other securities of itself or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself;

	(b)	in the case of CareView, issue, sell or dispose of any shares of its capital stock or other securities of itself, or grant options, warrants, calls or other rights to purchase any capital stock of itself.

(iii)	effect any recapitalization, reclassification, stock split or like change in its capitalization except, in the case of ECGT, as is required pursuant to this Agreement, or authorize the issuance of the Shares (including securities convertible into shares of ECGT Stock);

(iv)	amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents, except that ECGT may amend its certificate of incorporation solely for the purposes of reverse splitting and authorizing the Shares as contemplated by this Agreement, or changing the name of ECGT so as to add the word “CareView” thereto and ECGT may amend its certificate of incorporation to increase the number of authorized shares as necessary to permit ECGT to consummate the transactions contemplated hereby;

(v)	(A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement;

(vi)

except (A) for trade payables and (B) for pledges of assets and indebtedness for borrowed money which do not exceed, individually or in the aggregate, $1,000,000 (it being understood that (1) such amount shall not include indebtedness existing or assets pledged prior to the date of this Agreement and (2) the transaction value of any asset pledges shall be deemed to be equal to the fair market value of the assets pledged in such transaction), borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(vii)	except as may be permitted pursuant to clause (vi) above, subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and in the ordinary course of business), any of its properties or assets (whether tangible or intangible);

(viii)	acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any material properties or assets, or its rights to any of the foregoing (except for fair consideration in the ordinary course of business consistent with past practice);

(ix)	cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(x)	enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment and $1,000,000 for all commitments in the aggregate;

(xi)	enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(xii)	enter into any transaction or make or enter into any Contract that by reason of its size or otherwise is not in the ordinary course of business consistent with past practice.

(xiii)	transfer any funds or assets to any of its officers and directors, which funds and assets are, in the aggregate, worth in excess of $25,000, except for the purchase of goods and services from any such officer or director in the ordinary course of business at the fair market value for such goods and services;

(xiv)	agree to do anything prohibited by this Section 10.2 or anything that would make any of the representations and warranties of ECGT or the CareView in this Agreement or ECGT documents or CareView documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

10.3 Consents and Approvals.

(a)	CareView and ECGT shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided however, that neither CareView nor ECGT shall be obligated to pay any consideration (except for filing fees) therefor to any third party from whom consent or approval is requested.

(b)	Promptly following the date of this Agreement, ECGT shall prepare and mail to its shareholders an information statement and related materials outlining the corporate actions without the benefit of a meeting to approve the issuance of ECGT Shares pursuant hereto (such information statement, as amended or supplemented from time to time, being hereinafter referred to as the “Information Statement”). CareView shall furnish all information as may be reasonably requested by ECGT and, in any case, as required with respect to ECGT for inclusion in the Information Statement. The information provided by ECGT and CareView, respectively, for use in the Information Statement shall, on the date when the Information Statement is first mailed to ECGT’s stockholders, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, and ECGT and CareView each agree to promptly correct any information provided by it for use in the Information Statement which shall have become false or misleading.

(c)	ECGT shall notify its shareholders that the Board of Directors has approved, among other matters, the issuance of the ECGT Shares pursuant hereto. ECGT, through its Board of Directors, shall recommend to its shareholders to vote their stock for approval of the foregoing. The Information Statement shall comply as to form in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and no amendment or supplement to the Information Statement shall be made by ECGT without the prior written approval of CareView unless ECGT determines such amendment or supplement is required by law.

10.4 Other Actions.

(a)	Each of CareView and ECGT shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)	ECGT shall use its best efforts to assure that, prior to the Closing, the ECGT Shares have remained quoted on the Pink Sheets, subject to official notice of issuance.

10.5 Tax and Accounting Matters. Within 60 days following the date hereof, CareView will deliver to ECGT (i) the Interim Statements, together with an unqualified audit report thereon by CareView’s independent public accountants and (ii) an unaudited pro forma consolidated balance sheet of CareView, after giving effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of ECGT, CareView, and the Stockholders of CareView have executed this Agreement, all as of the day and year first above written.

ECOGATE, INC.

By:	/s/ Alex Litomisky
Ales Litomisky
President

CAREVIEW COMMUNICATIONS, INC.

By:	/s/ John R. Bailey
	Name:	John R. Bailey
	Title:	Chief Financial Officer

STOCKHOLDERS:		Percentage of Ownership

Recap Group, L.L.C.		27.5%

/s/ David E. Webb
By:	David E. Webb
Its:	Managing Member

Cazatur Group, L.L.C.		13.7%

/s/ Henry M. Burkhalter
By:	Henry M. Burkhalter
Its.	Managing Member

Dozer Man, L.L.C.		13.7%

/s/ Allen Wheeler
By:	Allen Wheeler
Its:	Managing Member

InvestSearch, L.L.C.		12.7%

/s/ John R. Bailey
By:	John R. Bailey
Its:	Chief Financial Officer

InvestSearch Management, L.L.C.		2.9%

/s/ John R. Bailey
By:	John R. Bailey
Its:	Chief Financial Officer

Frisco Medical		1.0%

By:
Its:

T2 Consulting, L.L.C.		16.7%

/s/ Tommy G. Thompson
By:	Tommy G. Thompson
Its.	Managing Member

Ronald F. Beck		4.5%

/s/ Ronald F. Beck
By:	Ronald F. Beck
	an Individual

John Lund		0.7%

/s/ John Lund
By:	John Lund
	an Individual

Kathleen K. Beck		1.6%

/s/ Kathleen K. Beck
By:	Kathleen K. Beck
	an Individual

Breck Walker		0.1%

/s/ Breck Walker
By:	Breck Walker
	an Individual

Chuck Anderson		0.1%

/s/ Chuck Anderson
By:	Chuck Anderson
	an Individual

Ronald F. Beck, Jr.		0.9%

/s/ Ronald F. Beck, Jr.
By:	Ronald F. Beck, Jr.
	an Individual

Jessica L. Beck		0.9%

/s/ Jessica L. Beck
By:	Jessica L. Beck
	an Individual

Harold M. Cole		2.0%

/s/ Harold M. Cole
By:	Harold M. Cole
	an Individual

Sam A. Greco		1.0%

/s/ Sam A. Greco
By:	Sam A. Greco
	an Individual
		100.0%

SCHEDULE 1.2

CONVERSION FORMULA

Ownership:

CareView Communications:	CareView Shares	Conversion Factor	ECGT Shares	%
Recap Group, L.L.C.	375,000	64.2036	24,076,350	24.1%
Cazatur Group, L.L.C.	187,500	64.2036	12,038,175	12.0
Dozer Man, L.L.C.	187,500	64.2036	12,038,175	12.0
InvestSearch, L.L.C.	172,955	64.2036	11,104,334	11.1
InvestSearch Management, L.L.C.	40,000	64.2036	2,568,144	2.6
Frisco Medical Center, LLP	13,522	64.2036	868,161	0.9
T2 Consulting, L.L.C.	227,577	64.2036	14,611,263	14.6
Ronald F. Beck	61,111	64.2036	3,923,546	3.9
John Lund	10,000	64.2036	642,036	0.6
Kathleen K. Beck	22,000	64.2036	1,412,479	1.4
Breck Walker	1,500	64.2036	96,305	0.1
Chuck Anderson	1,500	64.2036	96,305	0.1
Ronald F. Beck, Jr.	12,500	64.2036	802,545	0.8
Jessica L. Beck	12,500	64.2036	802,545	0.8
Harold M. Cole	27,045	64.2036	1,736,386	1.7
Sam Greco	13,522	64.2036	868,161	0.9

	1,365,732		87,684,910	87.7

SCHEDULE 4.4

MATERIAL CONTRACTS

1.	Subscription and Investor Rights Agreement Among CareView Communications, L.L.C. and T2 Dated February 28, 2005.

2.	Consulting Agreement with Sam Greco, Chief Executive Officer Dated September 1, 2007.

3.	Consulting Agreement with John R. Bailey, Chief Financial Officer Dated September 1, 2007.

4.	Agreement Dated October 1, 2005 between CareView Communications, L.L.C. and Horizon Batteries, Inc. regarding the sublease of the Company’s office space.

SCHEDULE 4.7

TAXES

NONE

SCHEDULE 4.8

INTELLECTUAL PROPERTY

One Patent Pending on non-intrusive data transmission network for use in an enterprise facility and method for implementing.

SCHEDULE 5.3

CAPITALIZATION

EcoGate, Inc. Capital Stock:

Common Stock:	Authorized Shares:		300,000,000 shares
	Outstanding Shares:		825,909 shares
	Par Value:		Zero

Preferred Stock:	Total Authorized Shares:		5,000,000 shares
	Total Outstanding Shares:		0 shares
	Par Value:		Zero

Series A Preferred Stock:		Authorized Shares:	1,000,000 shares
		Outstanding Shares:	0 shares

Series B Preferred Stock:		Authorized Shares:	3,000,000 shares
		Outstanding Shares:	0 shares

OUTSTANDING OPTIONS, WARRANTS, AND OTHER RIGHTS TO ACQUIRE

SHARES OF ECOGATE, INC.

None.

SCHEDULE 5.7

MATERIAL CONTRACTS

NONE.

SCHEDULE 5.8

TAXES

NONE.